Exhibit 10.1

KEY EMPLOYEE AGREEMENT

September 13, 2007

To:          Mr. David E. O’Neil

251 Willow Gate Rise

Holliston, MA 01746

This Key Employee Agreement, is entered into between SatCon Technology Corporation, a Delaware corporation with its principle place of business at 27 Drydock Avenue, Boston, MA (the ‘Company’) and David E. O’Neil, its Vice President of Finance and Treasurer who resides at 251 Willow Gate Rise, Holliston MA, 01746 (the ‘Employee’).

1.     Position and Responsibilities.

1.1   You shall serve as Vice President of Finance and Treasurer for the Company, (or in such other executive capacity as shall be designated by the Board of Directors and reasonably acceptable to you) and shall perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

1.2   You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company.  You agree to perform such executive duties as may be assigned to you from time to time by or on the authority of the Company’s Board of Directors or of a person so designated by the Company’s Board of Directors.

1.3   You will dutifully, punctually and faithfully perform and observe any and all rules and regulations, which the Company may now or shall hereafter establish governing the conduct of its business.

2      Term of Employment.

2.1   This Agreement shall be automatically renewed annually, unless you or the Company shall give the other party not less than three (3) months written notice of non-renewal.  Your employment with the Company may be terminated at any time as provided in Section 2.2

2.2   The Company shall have the right, on written notice to you, to terminate your employment:

(a)    immediately at any time for cause; or

(b)    in the event that your employment is terminated without cause during the term of this Agreement or any extension thereof (without your consent) or your Base Salary is reduced (without your consent) or there is a substantial change in your position, title or authority within the Company (without your consent) or there is a change of your principal place of employment from the greater Boston, Massachusetts area (without your consent), or this Key Employee Agreement is not renewed (without your consent), then you shall receive in full an amount equal to 100% of your Base Salary immediately preceding such event, payable in 26 equal installments in accordance with the Company’s payroll policies.  You will be entitled to participate in all health and dental benefit programs that the Company establishes and makes available to its employees, at the prevailing employee rates for one year from your termination date.  Other benefits of life insurance and long-term disability will cease upon termination.  Unvested stock options shall vest upon termination and you will have two (2) years beyond the termination date to exercise stock options previously granted.

2.3   For purposes of Section 2.2, the term ‘cause’ shall mean that one of the following has occurred, as determined by the Board of Directors of the Company acting in good faith: (i) the falseness of any warranty or representation by you herein or the willful breach or habitual neglect of your obligations under this Agreement or your duties as an employee of the Company,(ii) your conviction of, or your entry of a pleading of guilty or no contest with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) your willful dishonesty towards the Company; (iii) your knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or his material breach of this Agreement; (v) your engagement in any act of theft, fraud, embezzlement, dishonesty, moral turpitude, sexual harassment or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; your habitual intoxication or continued abuse of illegal drugs which materially interferes with your ability to perform your assigned duties and responsibilities; or (vii) your breach of any material term of this Agreement.

3      Compensation and Benefits.  You shall receive the compensation and benefits set forth below:

3.1   Base Salary.  Your Base Salary shall be $195,780.00 per annum, payable in accordance with the Company’s payroll policies.  Such salary shall be subject to adjustment thereafter as determined by the Company’s Board of Directors.

3.2   Bonus.  You may also receive an annual bonus, the awarding and the amount of which shall be determined by the Company’s Board of Directors in its sole discretion.

3.3   Vacation.  You shall be entitled to all legal holidays, and four (4) weeks paid vacation per annum.

3.4   Insurance and Other Benefits.  You shall be eligible for participation in any health or other group insurance plan which may be established by the Company or which the Company is required to maintain by law.  You shall receive such other benefits as the Company may from time to time provide to its employees.

4      Other Activities During Employment. You will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

5      Confidentiality.

5.1   You agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company’s benefit, not to disclose or make any use of at any time either during or subsequent to may employment, any Inventions (as hereinafter defined), trade secrets, confidential information, knowledge, data or other information of the Company and/or its subsidiaries relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its subsidiaries, which you may produce, obtain, or otherwise acquire during the course of your employment, except as herein provided.  You further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

5.2   In the event your employment with the Company terminates for any reason whatsoever, you agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of which you may obtain or produce during the course of your employment, and you will not take with you any descriptions containing or pertaining to any confidential information, knowledge or data of the Company and/or its subsidiaries which you may produce or obtain during the course of your employment.

6      Proprietary Information and Inventions.  You agree to execute, deliver and be bound by the provisions of the Company’s Proprietary Information and Inventions Agreement.

7      Post-Employment Activities.

7.1   For a period of one (1) year after the termination or expiration, for any reason, of your employment with the Company, absent the Company’s prior written approval, you will not directly or indirectly engage in activities similar or reasonably related to those in which you shall have engaged hereunder during the two years immediately preceding termination or expiration, nor render services similar or reasonably related to those which you shall have rendered hereunder during such two years to or for any person or entity whether now existing or hereafter established, which directly competes with (or proposes or plans to directly compete with) the Company and/or any of its subsidiaries (‘Direct Competitor’) in any line of business engaged in or under development by the Company and/or any of its subsidiaries, nor shall you entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by you, would violate any provision of the Company’s Proprietary Information and Inventions Agreement or this Section 7.

7.2   No provisions of this Agreement shall be construed to preclude you from performing the same services which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company and/or any of its subsidiaries upon the expiration or termination of your employment (or any post-employment consultation) so long as you do not thereby violate any term of the Company’s Proprietary Information and Inventions Agreement.

8      Remedies.   Your obligations under the Proprietary Information and Inventions Agreement and the provisions of Sections 6,7,8 and 9 of the Agreement (as modified by Section 10, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company.  You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement or Section 7 would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9      Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.

10    Interpretation.  IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

11    Notices.  Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing.  Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing.  The date of personal delivery or the date of mailing of any notice under this Section 11 shall be deemed to be the date of delivery thereof.

12    Waivers.  If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13    Complete Agreement; Amendments.  The foregoing is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understanding, or agreements with the Company or any officer or representative thereof.  Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company’s Board of Directors.

14    Headings.  The heading of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

15    Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

16    Governing Law.  This Agreement shall be governed by and construed under Massachusetts law (without regard to its conflict of law principles).  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts for the resolution of any disputes arising hereunder.

If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information and Inventions Agreement, whereupon this Agreement shall become binding in accordance with its terms.  Please then return this Agreement to the Company.  (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

Very truly yours,

SATCON TECHNOLOGY CORPORATION

	By:	/s/ David B. Eisenhaure
David B. Eisenhaure, President & CEO

Accepted and Agreed:

/s/ David E. O’Neil
David E. O’Neil